Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
UTEK Corporation (US)	Bankside Consultants (UK)
Tania Bernier	Steve Liebmann or Susan Scott
813-754-4330 x223	+44 20-7367-8888

UTEK CORPORATION REPORTS RECORD FINANCIAL RESULTS

FOR QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2005

Third Quarter 2005 Highlights

•	Income from Operations (Revenue) increased to $10.4 million during the quarter ended September 30, 2005 vs. $2.0 million during the quarter ended September 30, 2004, a 412% increase

•	Net Income from Operations increased to $3.7 million for the three months ended September 30, 2005 from $472 thousand for the three months ended September 30, 2004, a 691% increase

•	Net Increase in Net Assets from Operations was $5.7 million during the quarter ended September 30, 2005 vs. a Net Decrease in Net Assets from Operations of $7.2 million during the quarter ended September 30, 2004

•	Net Assets increased to $43.9 million at September 30, 2005 from $23.1 million at December 31, 2004, a 90% increase

•	Net Asset Value Per Common Share increased to $5.57 at September 30, 2005 vs. $3.37 at September 30, 2004, a 65% increase

•	Six technology transfers were completed during the third quarter of 2005 compared with four transfers completed in the same period of the prior year

PLANT CITY, FL — November 7, 2005 — UTEK Corporation (AMEX: UTK and LSE-AIM: UTKA) today announced its third quarter and nine months ended 2005 financial results.

Operating Results

Income from operations (revenue) increased 412% to $10.4 million for the three months ended September 30, 2005 from $2.0 million for the three months ended September 30, 2004. Approximately 73% and 87% of income from operations (revenue) was received in the form of equity securities for the three months ended September 30, 2005 and 2004, respectively.

Net income from operations increased 691% to $3.7 million for the three months ended September 30, 2005 from $472 thousand for the three months ended September 30, 2004.

The net increase in net assets from operations (including net income from operations and net realized and unrealized gains and losses on investments) was $5.7 million or $0.74 per diluted common share outstanding for the quarter ended September 30, 2005, versus a decrease of $7.2 million or ($1.28) per diluted common share outstanding for the quarter ended September 30, 2004.

For the nine months ended September 30, 2005, income from operations (revenue) increased 255% to $15.5 million from $4.4 million for same period of the prior year. Approximately 73% and 82% of our income from operations (revenue) was received in the form of equity securities for the nine months ended September 30, 2005 and 2004, respectively.

Net income from operations increased 633% to $3.9 million for the nine months ended September 30, 2005 from $537 thousand for the nine months ended September 30, 2004.

The net increase in net assets from operations for the first nine months of 2005 (including net income from operations and net realized and unrealized gains and losses on investments) was $2.0 million or $0.28 per diluted common share outstanding for the nine months ended September 30, 2005, versus $450 thousand or $0.08 per diluted common share outstanding for the nine months ended September 30, 2004.

Net increase (decrease) in net assets resulting from operations can vary substantially from quarter to quarter primarily due to the changes in sales, unrealized depreciation or appreciation and the recognition of realized gains and losses, which vary from quarter to quarter. As a result, quarterly and other period comparisons of net increases (decreases) in net assets resulting from operations may not be meaningful.

Liquidity and Capital Resources

At September 30, 2005, we had cash and cash equivalents, and short-term investments of $19.3 million, total assets of $48.9 million and net assets of $43.9 million. Our net asset value per common share was $5.57 at September 30, 2005 as compared to $3.85 at December 31, 2004.

Subsequent Events

Subsequent to September 30, 2005, we completed two technology transfers; one to Fuel FX International, Inc. for 3,500,000 unregistered shares of common stock and one to Trio Industries Group, Inc. for 1,213,872 unregistered shares of common stock.

The shares acquired by us in the aforementioned transfers were acquired in tax-free stock-for-stock exchanges and are restricted and may only be resold by us pursuant to the requirements of the Securities Act of 1933. The value of the shares received in connection with such exchanges will be determined based on valuations in accordance with our valuation policy as of the closing date of each transaction.

Our investments in HydroFlo, Inc. and Xethanol Corp. represented 20.5% of Net Assets at September 30, 2005. On November 3, 2005, the $0.24 and $4.00 market closing prices per share of HydroFlo, Inc. and Xethanol Corp., respectively, on the OTC Bulletin Board represented decreases of 70% and 38% from the $0.81 and $6.49 market closing prices per share on September 30, 2005, respectively, which closing prices were used by our board of directors in their determination of the fair value of our investment in these companies at such date. Management estimates that based upon the decline in the market values of HydroFlo, Inc. and Xethanol Corp., our Net Asset value per share would decrease by approximately $0.37 per share or 6.6% from the Net Asset value per share reported in our financial statements at September 30, 2005.

Conference Call at 10:00 a.m. EST on November 7, 2005

UTEK will hold a live conference call on Monday, November 7, 2005 at 10:00 a.m. EST to discuss its third quarter 2005 results. All interested parties are invited to attend the conference call. The dial-in number for US & Canada is 1-888-889-2497. For callers in the UK, please dial 0-800-032-3836. Other international callers, please dial 973-582-2710. Please reference conference ID# 6673809.

UTEK Corporation

Consolidated Statements of Net Assets

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Investments in non-controlled affiliates (cost $24,438,591 and $18,464,518 at September 30,2005 and December 31, 2004, respectively)	$23,244,853	$13,965,941
Cash and cash equivalents	3,994,598	3,785,873
Short-term investments	15,282,538	5,534,235
Accounts and notes receivable, net of allowance for bad debt	2,141,255	189,888
Prepaid expenses and other assets	368,476	263,203
Fixed assets, net	299,113	410,440
Goodwill	3,154,059	1,517,922
Intangible assets	369,137	212,142

TOTAL ASSETS	$48,854,029	$25,879,644

LIABILITIES
Accrued expenses	794,509	683,272
Deferred revenue	1,646,832	788,888
Deferred income taxes	2,497,117	1,314,541

TOTAL LIABILITIES	4,938,458	2,786,701

NET ASSETS	$43,915,571	$23,092,943

Commitments and Contingencies
Composition of net assets: Common stock, $.01 par value, 19,000,000 shares authorized; 7,888,673 shares issued and outstanding at September 30, 2005, 6,003,163 shares issued and outstanding at December 31, 2004	$78,887	$60,032
Preferred stock, $.01 par value, 1,000,000 shares authorized; none issued and outstanding	—	—
Additional paid-in capital	39,924,642	20,959,242
Accumulated income:
Accumulated net operating income	8,182,502	4,246,227
Net realized gain (loss) on investments, net of income taxes	(3,546,874)	490,580
Net unrealized appreciation (depreciation) of investments, net of deferred income taxes	(744,534)	(2,805,763)
Foreign currency translation adjustment	20,948	142,625

Net assets	$43,915,571	$23,092,943

Net asset value per share	$5.57	$3.85

UTEK Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Income from operations:
Sale of technology rights	$9,286,961	$1,525,949	$12,466,301	$2,932,249
Consulting and other services	1,010,452	488,387	2,745,145	1,395,046
Investment income, net	150,970	26,150	318,263	48,877

	10,448,383	2,040,486	15,529,709	4,376,172

Expenses:
Salaries and wages	812,751	228,550	1,831,906	739,694
Professional fees	204,133	122,234	547,906	367,428
Acquisition of technology rights	2,144,467	370,000	3,371,262	620,000
Sales and marketing	538,012	323,834	1,667,597	752,295
General and administrative	763,307	271,811	1,799,871	1,062,938

	4,462,670	1,316,429	9,218,542	3,542,355

Income before income taxes	5,985,713	724,057	6,311,167	833,817
Provision for income taxes	2,252,424	251,871	2,374,892	297,117

Net income from operations	3,733,289	472,186	3,936,275	536,700

Net realized and unrealized gains (losses):
Net realized gain (loss) on investments, net of income tax expense (benefit) of ($2,766,652) and ($2,435,937) for the three and nine months ended September 30, 2005, respectively, and $67,843 and $832,094 for the three and nine months ended September 30, 2004, respectively	(4,178,503)	112,446	(4,037,454)	1,379,157

Change in unrealized appreciation (depreciation), (depreciation) of non-controlled affiliate investments, net of deferred tax expense (benefit) of $2,765,722 and $1,243,611 for the three and nine months ended September 30, 2005, respectively, and ($4,698,376) and ($884,311) for the three and nine months ended September 30, 2004, non-controlled affiliate investments, net of deferred tax expense (benefit) of $2,765,722 and $1,243,611 for the three and nine months ended September 30, 2005, respectively, and ($4,698,376) and ($884,311) for the three and nine months ended September 30, 2004, respectively

	6,108,475	(7,787,343)	2,061,229	(1,465,700)

Net increase (decrease) in net assets from operations	$5,663,261	$(7,202,711)	$1,960,050	$450,157

Net increase (decrease) in net assets from operations per share:
Basic	$0.75	$(1.28)	$0.28	$0.08
Diluted	$0.74	$(1.28)	$0.28	$0.08
Weighted average shares:
Basic	7,563,853	5,616,324	6,957,300	5,417,886
Diluted	7,685,283	5,616,324	7,104,371	5,727,547

About UTEK Corporation

UTEK® is a leading, market-driven technology transfer company that enables companies to rapidly acquire innovative technologies from universities and research laboratories worldwide. UTEK facilitates the identification and then finances the acquisition of external technologies for clients in exchange for their equity securities. This unique process is called U2B®. In addition to its U2B® service, UTEK offers both large and small capitalization companies the tools to search, analyze and manage university intellectual properties. UTEK has operations in the United States, United Kingdom and Israel. For more information about UTEK, please visit its website at www.utekcorp.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as UTEK “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe UTEK’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of UTEK and the valuation of UTEK’s investment portfolio, which could cause actual results to differ materially from those currently anticipated. Although UTEK believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it cannot give any assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Certain factors could cause results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are discussed below. These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. These forward-looking statements are only made as of the date of this press release and UTEK does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

UTEK’s operating results could fluctuate significantly due to a number of factors. These factors include the small number of transactions that are completed each quarter, the value of individual transactions, the timing of the recognition and the magnitude of unrealized gains and losses, UTEK’s dependence on the performance of companies in its portfolio, the possibility that advances in technology could render the technologies it has transferred obsolete, the loss of technology licenses by companies in its portfolio, the degree to which it encounters competition in its markets, the volatility of the stock market and the volatility of the valuations of the companies it has invested in as it relates to its realized and unrealized gains and losses, the concentration of investments in a small number of companies, as well as other general economic conditions. As a result of these and other factors, current results may not be indicative of UTEK’s future performance. For more information on UTEK and for a more complete discussion of the risks pertaining to an investment in UTEK, please refer to UTEK’s filing with the Securities and Exchange Commission.

-end-